Exhibit 99.1

FOR IMMEDIATE RELEASE:

AUGUST 16, 2005

SHOPKO RECEIVES REQUISITE CONSENTS TO AMEND
INDENTURE FOR $100MM 9-1/4% SENIOR NOTES DUE 2022:

Amendments will eliminate substantially all

restrictive covenants and certain events of default

GREEN BAY, Wis. (August 16, 2005): ShopKo Stores, Inc. (NYSE: SKO) announced today that pursuant to its previously announced offer to purchase (the "Offer") any and all of its outstanding $100 million 9-1/4% Senior Notes due 2022 (the “Notes”), holders of a majority in principal amount of the Notes have tendered Notes into the Offer and provided the requisite consents to amend the indenture governing the Notes.  ShopKo intends to execute a supplemental indenture promptly, which will eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes.

The Offer is scheduled to expire on Wednesday, August 24, 2005 at 5:00 p.m., New York City time, unless further extended or earlier terminated by ShopKo.  The terms of the Offer and Consent Solicitation, including the proposed amendments to the indenture governing the Notes, are described in the Offer to Purchase and Consent Solicitation Statement dated June 30, 2005, as amended by a Supplement dated August 10, 2005, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the Offer, at (866) 736-2200 (US toll free) or (212) 430-3774 (collect).

Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are acting as the dealer managers for the Offer.  Questions regarding the Offer may be directed to Banc of America Securities LLC, the lead dealer manager, at (212) 847-5834 or (888) 292-0070.

THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE OR SELL OR A SOLICITATION OF CONSENTS WITH RESPECT TO ANY SECURITIES.  THE OFFER AND CONSENT SOLICITATION ARE BEING MADE SOLELY BY THE OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT DATED JUNE 30, 2005, AS AMENDED.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 223 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept. With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected sales and other financial results. Such statements are subject to important factors that could cause ShopKo’s actual results to differ materially from those anticipated by the forward-looking statements including those referenced in ShopKo’s current annual report on Form 10-K or as may be described from time to time in ShopKo’s subsequent SEC filings; and such factors are incorporated by reference.